Exhibit (17)(e)

Schedules of investments (unaudited)

November 30, 2010

Western Asset Institutional Money Market Fund

Security	Rate	Maturity Date	Face Amount	Value
Short-Term Investments — 101.8%
Bank Notes — 0.9%
Bank of America N.A.	0.355%	1/27/11	$10,000,000	$10,000,000	(a)
Certificates of Deposit — 22.1%
Abbey National Treasury Services PLC	0.293%	12/10/10	15,000,000	15,000,000	(a)
Bank of Montreal	0.230%	12/9/10	15,000,000	15,000,000
Bank of Tokyo-Mitsubishi UFJ Ltd.	0.290%	12/23/10	22,450,000	22,450,547
BNP Paribas NY Branch	0.330%	2/22/11	15,000,000	15,000,000
Citibank N.A.	0.360%	3/23/11	15,000,000	15,000,000
Credit Agricole SA	0.510%	1/11/11	20,000,000	20,001,363
Deutsche Bank AG NY	0.480%	12/30/10	20,000,000	20,000,803
Lloyds Bank PLC	0.350%	3/17/11	15,000,000	15,002,426
Nordea Bank Finland NY	0.450%	5/3/11	10,000,000	10,002,112
Rabobank Nederland NY	0.330%	3/11/11	15,000,000	15,002,076
Royal Bank of Canada NY	0.310%	3/7/11	9,675,000	9,676,543
Royal Bank of Scotland	0.430%	12/8/10	20,000,000	20,000,039
Societe Generale	0.400%	4/7/11	15,000,000	14,999,996
Standard Chartered Bank	0.340%	1/10/11	20,000,000	20,000,222
Westpac Banking Corp.	0.430%	4/28/11	10,000,000	10,002,043

Total Certificates of Deposit				237,138,170

Commercial Paper — 25.4%
ASB Finance Ltd.	0.376%	2/24/11	15,000,000	14,986,719	(b)(c)
Australia & New Zealand Banking Group Ltd.	0.250%	2/18/11	15,000,000	14,991,771	(b)(c)
Banco Bilbao Vizcaya	0.420%	12/7/10	15,000,000	14,998,950	(b)(c)
Bank of America Corp.	0.270%	1/12/11	10,000,000	9,996,850	(b)
BNZ International Funding Ltd.	0.501%	2/3/11	20,000,000	19,982,222	(b)(c)
Caisse D’Amortissement de la Dette Sociale	0.240%	2/17/11	15,000,000	14,992,200	(b)
Commerzbank U.S. Finance Inc.	0.270%	1/7/11	13,700,000	13,696,198	(b)
Commerzbank U.S. Finance Inc.	0.300%	2/9/11	3,500,000	3,497,958	(b)
Danske Corp.	0.401%	1/31/11	15,000,000	14,989,833	(b)(c)
Dexia Delaware LLC	0.340%	12/6/10	15,000,000	14,999,292	(b)
DnB NOR Bank ASA	0.331%	3/10/11	10,000,000	9,990,925	(b)(c)
General Electric Capital Corp.	0.451%	12/16/10	20,000,000	19,996,250	(b)
Intesa Funding LLC	0.330%	2/2/11	15,000,000	14,991,337	(b)
Natexis Banques Populaires U.S.	0.451%	2/28/11	15,000,000	14,983,313	(b)
Nordea North America Inc.	0.250%	1/11/11	6,000,000	5,998,292	(b)
Skandinaviska Enskilda Banken AB	0.370%	1/10/11	20,000,000	19,991,778	(b)(c)
Svenska Handelsbanken Inc.	0.270%	1/24/11	15,000,000	14,993,925	(b)
Swedbank	0.531%	1/26/11	20,000,000	19,983,511	(b)
Toronto Dominion Holdings USA	0.240%	1/20/11	15,000,000	14,995,000	(b)(c)

Total Commercial Paper				273,056,324

See Notes to Financial Statements.

4	Legg Mason Partners Institutional Trust 2010 Semi-Annual Report

Western Asset Institutional Money Market Fund

Security	Rate	Maturity Date	Face Amount	Value
Medium-Term Notes — 2.8%
American Honda Finance Corp.	0.303%	1/11/11	$15,000,000	$15,000,000	(a)(c)
Toyota Motor Credit Corp.	0.253%	1/10/11	15,000,000	15,000,000	(a)

Total Medium-Term Notes				30,000,000

U.S. Government Agencies — 19.8%
Federal Farm Credit Bank (FFCB), Notes	0.600%	5/12/11	5,000,000	5,007,884	(a)
Federal Farm Credit Bank (FFCB), Notes	0.343%	5/18/11	15,000,000	15,004,221	(a)
Federal Home Loan Bank (FHLB), Discount Notes	0.170%	1/4/11	17,200,000	17,197,238	(b)
Federal Home Loan Bank (FHLB), Notes	3.000%	12/10/10	25,000,000	25,017,039
Federal Home Loan Bank (FHLB), Notes	0.250%	6/21/11	20,000,000	19,997,763	(a)
Federal Home Loan Bank (FHLB), Notes	0.158%	7/20/11	15,000,000	14,997,102	(a)
Federal Home Loan Mortgage Corp. (FHLMC), Discount Notes	0.190%	12/2/10	36,625,000	36,624,807	(b)
Federal Home Loan Mortgage Corp. (FHLMC), Notes	0.350%	4/1/11	25,000,000	25,009,389	(a)
Federal National Mortgage Association (FNMA), Discount Notes	0.210%	3/16/11	28,958,000	28,940,263	(b)
Federal National Mortgage Association (FNMA), Discount Notes	0.190%	3/30/11	25,000,000	24,984,299	(b)

Total U.S. Government Agencies				212,780,005

U.S. Treasury Bills — 8.4%
U.S. Treasury Bills	0.150%	12/16/10	25,000,000	24,998,437	(b)
U.S. Treasury Bills	0.185%	2/24/11	25,000,000	24,989,080	(b)
U.S. Treasury Bills	0.185%	5/19/11	20,000,000	19,982,631	(b)
U.S. Treasury Bills	0.210%	6/2/11	20,000,000	19,978,767	(b)

Total U.S. Treasury Bills				89,948,915

U.S. Treasury Notes — 7.0%
U.S. Treasury Notes	0.875%	2/28/11	25,000,000	25,041,997
U.S. Treasury Notes	0.875%	3/31/11	25,000,000	25,053,859
U.S. Treasury Notes	4.750%	3/31/11	25,000,000	25,376,108

Total U.S. Treasury Notes				75,471,964

Repurchase Agreements — 15.4%
Barclays Capital Inc. tri-party repurchase agreement dated 11/30/10; Proceeds at maturity — $100,000,667; (Fully collateralized by U.S. government obligations, 1.375% due 9/15/12; Market value — $102,000,050)	0.240%	12/1/10	100,000,000	100,000,000

See Notes to Financial Statements.

Schedules of investments (unaudited) (cont’d)

November 30, 2010

Western Asset Institutional Money Market Fund

Security	Rate	Maturity Date	Face Amount	Value
Repurchase Agreements — continued
Deutsche Bank Securities Inc., tri-party repurchase agreement dated 11/30/10; Proceeds at maturity — $66,125,441; (Fully collateralized by U.S. government agency obligations, 3.150% due 10/28/20; Market value — $67,448,433)	0.240%	12/1/10	$66,125,000	$66,125,000

Total Repurchase Agreements				166,125,000

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Total Investments — 101.8% (Cost — $1,094,520,378#)	1,094,520,378

Liabilities in Excess of Other Assets — (1.8)%	(19,337,835)

Total Net Assets — 100.0%	$1,075,182,543

(a)	Variable rate security. Interest rate disclosed is that which is in effect at November 30, 2010.
(b)	Rate shown represents yield-to-maturity.
(c)

Security is exempt from registration under Rule 144A of the Securities Act of 1933. This security may be resold in transactions that are exempt from registration, normally to qualified institutional buyers. This security has been deemed liquid pursuant to guidelines approved by the Board of Trustees, unless otherwise noted.

#	Aggregate cost for federal income tax purposes is substantially the same.

See Notes to Financial Statements.

Statements of assets and liabilities (unaudited)

November 30, 2010

Western Asset Institutional Money Market Fund
Assets:
Investments, at value	$928,395,378
Repurchase agreement, at value	166,125,000
Cash	467
Interest receivable	886,685
Receivable for Fund shares sold	—
Prepaid expenses	35,911

Total Assets	1,095,443,441

Liabilities:
Payable for securities purchased	19,978,767
Investment management fee payable	137,420
Trustees’ fees payable	26,281
Distributions payable	8,352
Payable for Fund shares repurchased	—
Accrued expenses	110,078

Total Liabilities	20,260,898

Total Net Assets	$1,075,182,543

Net Assets:
Par value (Note 4)	$10,756
Paid-in capital in excess of par value	1,075,584,593
Undistributed net investment income	28,031
Accumulated net realized loss on investments	(440,837)

Total Net Assets	$1,075,182,543

Shares Outstanding:
Institutional shares	1,075,595,349

Net Asset Value:
Institutional shares	$1.00

6	Legg Mason Partners Institutional Trust 2010 Semi-Annual Report

See Notes to Financial Statements.

Statements of operations (unaudited)

For the Six Months Ended November 30, 2010

Western Asset Institutional Money Market Fund
Investment Income:
Interest	$1,741,934

Expenses:
Investment management fee (Note 2)	1,360,543
Legal fees	61,520
Registration fees	27,340
Audit and tax	24,327
Shareholder reports	22,060
Insurance	13,115
Transfer agent fees	5,988
Trustees’ fees	4,714
Custody fees	2,393
Miscellaneous expenses	1,562

Total Expenses	1,523,562
Less: Fee waivers and/or expense reimbursements (Note 2)	(538,372)

Net Expenses	985,190

Net Investment Income	756,744
Net Realized Gain on Investments	1,705
Increase from Payment by Affiliate (Note 2)	323,000

Increase in Net Assets From Operations	$1,081,449

See Notes to Financial Statements.

Statements of changes in net assets

Western Asset Institutional Money Market Fund

For the Six Months Ended November 30, 2010 (unaudited) and the Year Ended May 31, 2010	November 30	May 31
Operations:
Net investment income	$756,744	$3,901,417
Net realized gain	1,705	116,199
Increase from Payment by affiliate (Note 2)	323,000	—
Proceeds from settlement of a regulatory matter (Note 6)	—	1,107,762

Increase in Net Assets From Operations	1,081,449	5,125,378

Legg Mason Partners Institutional Trust 2010 Semi-Annual Report	7

Distributions to Shareholders From (Note 1):
Net investment income	(1,829,927)	(3,907,965)
Decrease in Net Assets From Distributions to Shareholders	(1,829,927)	(3,907,965)

Fund Share Transactions (Note 4):
Net proceeds from sale of shares	651,445,819	2,229,800,405
Reinvestment of distributions	1,705,096	3,613,604
Cost of shares repurchased	(828,830,256)	(2,834,474,949)
Decrease in Net Assets From Fund Share Transactions	(175,679,341)	(601,060,940)
Decrease in Net Assets	(176,427,819)	(599,843,527)

Net Assets:
Beginning of period	1,251,610,362	1,851,453,889
End of period*	$1,075,182,543	$1,251,610,362
* Includes undistributed net investment income of:	$351,031	$1,101,214

See Notes to Financial Statements.

Financial highlights

Western Asset Institutional Money Market Fund

For a share of each class of beneficial interest outstanding throughout each year ended May 31, unless otherwise noted:

Institutional Shares[1]	2010[2]		2010	2009	2008	2007	2006

Net asset value, beginning of period	$1.000		$1.000	$1.000	$1.000	$1.000	$1.000

Income (loss) from operations:

Net investment income	0.002		0.002	0.019	0.044	0.051	0.039
Net realized gain (loss)	0.000	[3]	(0.001)	(0.000)[3]	(0.000)[3]	(0.000)[3]	0.000 [3]
Proceeds from settlement of a regulatory matter	—		0.001	—	—	—	—

Total income from operations	0.002		0.002	0.019	0.044	0.051	0.039

Less distributions from:

Net investment income	(0.002)		(0.002)	(0.019)	(0.044)	(0.051)	(0.039)
Net realized gains	—		—	—	—	—	(0.000)[3]

Total distributions	(0.002)		(0.002)	(0.019)	(0.044)	(0.051)	(0.039)

Net asset value, end of period	$1.000		$1.000	$1.000	$1.000	$1.000	$1.000

Total return[4]	0.17	%*	0.22%[5]	1.89%[6]	4.54%	5.19%	3.96%

Net assets, end of period (millions)	$1,075		$1,252	$1,851	$3,550	$5,617	$4,616

Ratios to average net assets:

Gross expenses	0.28%[7]		0.30%[8]	0.28%[8]	0.23%	0.24%[9]	0.26%
Net expenses[10,11,12]	0.18	[7]	0.23 [8]	0.15 [8]	0.23	0.23 [9]	0.22
Net investment income	0.14	[7]	0.24	1.98	4.57	5.08	3.96

[1]	Effective September 28, 2009, Class A shares were renamed Institutional Shares.
[2]	For the six months ended November 30, 2010 (unaudited).

8	Legg Mason Partners Institutional Trust 2010 Semi-Annual Report

[3]	Amount represents less than $0.001 per share.
[4]

Performance figures may reflect compensating balance arrangements, fee waivers and/or expense reimbursements. In the absence of compensating balance arrangements, fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	The total return reflects a payment received due to the settlement of a regulatory matter. Absent this payment, the total return would have been the same (Note 6).
[6]	If the Fund had not entered into the Capital Support Agreements, the total return would have been lower.
[7]	Annualized.
[8]

Included in the expense ratios are the Treasury Guarantee Program fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 0.27% and 0.20% for the year ended May 31, 2010, respectively, and 0.25% and 0.12% for the year ended May 31, 2009, respectively.

[9]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would have been 0.24% and 0.23%, respectively.

[10]

As a result of an expense limitation arrangement, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses and acquired fund fees and expenses, to average net assets of Institutional Shares did not exceed 0.23%. This expense limitation arrangement cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent.

[11]	Reflects fee waivers and/or expense reimbursements.
[12]	The impact of compensating balance arrangements, if any, was less than 0.01%.
*	The total return includes a payment from affiliate. Absent this payment, the total return would have been the same (Note 2).

See Notes to Financial Statements.

Notes to financial statements (unaudited)

1. Organization and significant accounting policies

Western Asset Institutional Money Market Fund (“Institutional Money Market Fund”) and Western Asset Institutional AMT Free Municipal Money Market Fund (“Institutional AMT Free Municipal Money Market Fund”) (collectively, the “Funds”) are separate diversified investment series of Legg Mason Partners Institutional Trust (the “Trust”). The Trust, a Maryland statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Funds and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ. Subsequent events have been evaluated through the date the financial statements were issued.

(a) Investment valuation. In accordance with Rule 2a-7 under the 1940 Act, money market instruments are valued at amortized cost, which approximates market value. This method involves valuing portfolio securities at their cost and thereafter assuming a constant amortization to maturity of any discount or premium. The Funds’ use of amortized cost is subject to its compliance with certain conditions as specified by Rule 2a-7 under the 1940 Act.

Legg Mason Partners Institutional Trust 2010 Semi-Annual Report	9

The Funds have adopted Financial Accounting Standards Board Codification Topic 820 (“ASC Topic 820”). ASC Topic 820 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Funds’ investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Funds’ own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

The Funds use valuation techniques to measure fair value that are consistent with the market approach and/or income approach, depending on the type of security and the particular circumstance. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable securities. The income approach uses valuation techniques to discount estimated future cash flows to present value.

The following is a summary of the inputs used in valuing the Funds’ assets carried at fair value:

Institutional Money Market Fund

	ASSETS
Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Short-term investments†	—	$1,094,520,378	—	$1,094,520,378

†	See Schedule of Investments for additional detailed categorizations.

Institutional AMT Free Municipal Money Market Fund

	ASSETS
Description	Quoted Prices (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Short-term investments†	—	$1,411,470,083	—	$1,411,470,083

†	See Schedule of Investments for additional detailed categorizations.

(b) Repurchase agreements. The Funds may enter into repurchase agreements with institutions that their investment adviser has determined are creditworthy. Each repurchase agreement is recorded at cost. Under the terms of a typical repurchase agreement, the Funds acquire a debt security subject to an

10	Legg Mason Partners Institutional Trust 2010 Semi-Annual Report

obligation of the seller to repurchase, and of the Funds to resell, the security at an agreed-upon price and time, thereby determining the yield during the Funds’ holding period. When entering into repurchase agreements, it is the Funds’ policy that their custodian or a third party custodian, acting on the Funds’ behalf, take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction maturity exceeds one business day, the value of the collateral is marked-to-market and measured against the value of the agreement in an effort to ensure the adequacy of the collateral. If the counterparty defaults, the Funds generally have the right to use the collateral to satisfy the terms of the repurchase transaction. However, if the market value of the collateral declines during the period in which the Funds seek to assert their rights or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Funds may be delayed or limited.

(c) Credit and market risk. Investments in securities that are collateralized by residential real estate mortgages are subject to certain credit and liquidity risks. When market conditions result in an increase in default rates of the underlying mortgages and foreclosure values of underlying real estate properties are materially below the outstanding amount of these underlying mortgages, collection of the full amount of accrued interest and principal on these investments may be doubtful. Such market conditions may significantly impair the value and liquidity of these investments and may result in a lack of correlation between their credit ratings and values.

Notes to financial statements (unaudited) (cont’d)

The Funds may invest in instruments specifically structured so that they are eligible for purchase by money market funds, including securities that have demand, tender or put features, or interest rate reset features. Structured instruments may take the form of participation interests or receipts in underlying securities or other assets, and in some cases are backed by a financial institution serving as a liquidity provider. Some of these instruments may have an interest rate swap feature which substitutes a floating or variable interest rate for the fixed interest rate on an underlying security, and some may be asset-backed or mortgage-backed securities. Structured instruments are a type of derivative instrument and the payment and credit qualities of these instruments derive from the assets embedded in the structure.

(d) Securities traded on a when-issued basis. The Funds may trade securities on a when-issued basis. In a when-issued transaction, the securities are purchased or sold by the Funds with payment and delivery taking place in the future in order to secure what is considered to be an advantageous price and yield to the Funds at the time of entering into the transaction.

Purchasing such securities involves risk of loss if the value of the securities declines prior to settlement. These securities are subject to market fluctuations and their current value is determined in the same manner as for other securities.

(e) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. The cost of investments sold is determined by use of the specific identification method.

(f) Distributions to shareholders. Distributions on the shares of the Funds are declared each business day to shareholders of record, and are paid monthly. The Institutional AMT Free Municipal Money Market Fund intends to satisfy conditions that will enable interest from municipal securities, which is exempt from federal and certain state income taxes, to retain such tax-exempt status when distributed to the

Legg Mason Partners Institutional Trust 2010 Semi-Annual Report	11

shareholders of the Fund. Distributions of net realized gains, if any, are declared at least annually. Distributions are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(g) Compensating balance arrangements. The Funds have an arrangement with their custodian bank whereby a portion of the custodian’s fees is paid indirectly by credits earned on the Funds’ cash on deposit with the bank.

(h) Federal and other taxes. It is the Funds’ policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986 (the “Code”), as amended, applicable to regulated investment companies. Accordingly, the Funds intend to distribute its taxable income and net realized gains, if any, to shareholders in accordance with timing requirements imposed by the Code. Therefore, no federal or state income tax provision is required in the Funds’ financial statements.

Management has analyzed the Funds’ tax positions taken on income tax returns for all open tax years and has concluded that as of November 30, 2010, no provision for income tax is required in the Funds’ financial statements. The Funds’ federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by Internal Revenue Service and state departments of revenue.

Dividends paid by the Funds from net interest received on tax-exempt money market instruments are not includable by shareholders as gross income for federal income tax purposes because the Funds intends to meet certain requirements of the Internal Revenue Code applicable to regulated investment companies, including Subchapter M, which will enable the Funds to pay exempt-interest dividends. The portion of such interest, if any, earned on private activity bonds issued after August 7, 1986, may be considered a tax preference item to shareholders.

(i) Reclassification. GAAP requires that certain components of net assets be reclassified to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset value per share.

2. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Funds’ investment manager and Western Asset Management Company (“Western Asset”) is the Funds’ subadviser. LMPFA and Western Asset are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreements, the Funds pay an investment management fee, calculated daily and paid monthly, at an annual rate of each Fund’s average daily net assets, in accordance with the following breakpoint schedule:

Average Daily Net Assets	Annual Rate
First $1 billion	0.250%
Next $1 billion	0.225
Next $3 billion	0.200
Next $5 billion	0.175
Over $10 billion	0.150

12	Legg Mason Partners Institutional Trust 2010 Semi-Annual Report

LMPFA provides administrative and certain oversight services to the Funds. LMPFA delegates to the subadviser the day-to-day portfolio management of the Funds. For its services, LMPFA pays Western Asset 70% of the net management fee it receives from the Funds.

As a result of an expense limitation arrangement between the Funds and LMPFA, the ratio of expenses, other than brokerage, interest, taxes, extraordinary expenses, and acquired fund fees and expenses, to average daily net assets of each Fund’s Institutional Shares, did not exceed 0.23%. These expense limitation arrangements cannot be terminated prior to December 31, 2012 without the Board of Trustees’ consent.

Notes to financial statements (unaudited) (cont’d)

During the six months ended November 30, 2010, fees waived and/or expenses reimbursed amounted to $538,372 and $595,085 for Institutional Money Market Fund and for Institutional AMT Free Municipal Money Market Fund, respectively.

Legg Mason made a voluntary payment in the amount of $323,000 to the Institutional Money Market Fund.

The manager is permitted to recapture amounts previously forgone or reimbursed to a class during the same fiscal year if the class’ total annual operating expenses have fallen to a level below the expense limitation (“expense cap”) in effect at the time the fees were earned or the expense incurred. In no case will the manager recapture any amount that would result, on any particular business day of the Funds, in the class’ total annual operating expenses exceeding the expense cap or any other lower limit then in effect.

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Funds’ sole and exclusive distributor.

All officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Derivative instruments and hedging activities

Financial Accounting Standards Board Codification Topic 815 requires enhanced disclosure about an entity’s derivative and hedging activities.

During the six months ended November 30, 2010 the Funds did not invest in derivative instruments and does not have any intention to do so in the future.

4. Shares of beneficial interest

At November 30, 2010, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. Each class of shares represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares.

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Because the Funds have maintained a $1.00 net asset value per share from inception, the number of shares sold, shares issued on reinvestment of dividends declared, and shares repurchased, is equal to the dollar amount shown in the Statements of Changes in Net Assets for the corresponding capital share transactions.

5. Capital loss carryforward

As of May 31, 2010, the Institutional Money Market Fund had a net capital loss carryforward of approximately $765,542, of which $10,158 expires in 2016 and $755,384 expires in 2017. As of May 31, 2010, the Institutional AMT Free Municipal Money Market Fund had a net capital loss carryforward of approximately $172,585, of which $170,357 expires in 2017 and $2,228 expires in 2018. These amounts will be available to offset any future taxable capital gains.

6. Regulatory matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management LLC (“SBFM”), a wholly-owned subsidiary of Legg Mason and the then investment adviser or manager to the Fund, and Citigroup Global Markets Inc. (“CGM”), a former distributor of the Fund, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the Fund (the “Affected Funds”).

The SEC order found that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated there under (the “Advisers Act”). Specifically, the order found that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub transfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also found that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Affected Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order required Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Affected Funds, primarily through fee waivers. The remaining $183.7million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. The order also required that transfer agency fees received from the Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such

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fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

Notes to financial statements (unaudited) (cont’d)

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Affected Funds’ boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, LMPFA does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

On May 12, 2010, the SEC approved the disbursement of approximately $108.6 million previously paid to the U.S. Treasury, reflecting the disgorgement of Citigroup’s profits, plus interest. On May 26, 2010, these amounts were disbursed to the Affected Funds pursuant to a Plan of Distribution approved by the SEC. The Institutional Money Market Fund and Institutional AMT Free Municipal Money Market Fund have received $1,107,762 and $361,739 for Institutional Shares, respectively related to this distribution. All other amounts not previously distributed were retained by the U.S. Treasury.

* * *

The SEC adopted amendments to Rule 2a-7 and certain other rules under the 1940 Act concerning the operation and regulation of money market funds. These new rules and amendments became effective May 5, 2010, unless otherwise specified in the rule release. The rule amendments and new rules, among other things, tighten portfolio credit quality, maturity and liquidity requirements for money market funds. None of these changes in regulation affect the financial statements.

7. Legal matters

Beginning in May 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM, a former distributor of the Fund, and other affiliated funds (collectively, the “Funds”) and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the

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Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to replead as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against Citigroup Asset Management (“CAM”), SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Fund was not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

On December 3, 2007, the court granted the Defendants’ motion to dismiss, with prejudice. On January 2, 2008, the plaintiffs filed a notice of appeal to the Second Circuit Court of Appeals. The appeal was fully briefed and oral argument before the U.S. Court of Appeals for the Second Circuit took place on March 5, 2009. The parties currently are awaiting a decision from the U.S. Court of Appeals for the Second Circuit.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

8. Other matters

On or about May 30, 2006, John Halebian, a purported shareholder of Western Asset New York Tax Free Money Market Fund (prior to May 31, 2010, the Fund was known as Western Asset / CitiSM New York Tax Free Reserves, and prior to June 1, 2009, as CitiSM New York Tax Free Reserves), a series of Legg Mason Partners Money Market Trust, formerly a series of CitiFunds Trust III (the

Notes to financial statements (unaudited) (cont’d)

“Subject Trust”), filed a complaint in the United States District Court for the Southern District of New York against the independent trustees of the Subject Trust (Elliott J. Berv, Donald M. Carlton, A. Benton

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Cocanougher, Mark T. Finn, Stephen Randolph Gross, Diana R. Harrington, Susan B. Kerley, Alan G. Merten and R. Richardson Pettit).

The Subject Trust is also named in the complaint as a nominal defendant. The complaint alleges both derivative claims on behalf of the Subject Trust and class claims on behalf of a putative class of shareholders of the Subject Trust in connection with the 2005 sale of Citigroup’s asset management business to Legg Mason and the related approval of new investment advisory agreements by the trustees and shareholders. In the derivative claim, the plaintiff alleges, among other things, that the independent trustees breached their fiduciary duty to the Subject Trust and its shareholders by failing to negotiate lower fees or seek competing bids from other qualified investment advisers in connection with Citigroup’s sale to Legg Mason. In the claims brought on behalf of the putative class of shareholders, the plaintiff alleges that the independent trustees violated the proxy solicitation requirements of the 1940 Act, and breached their fiduciary duty to shareholders, by virtue of the voting procedures, including “echo voting,” used to obtain approval of the new investment advisory agreements and statements made in a proxy statement regarding those voting procedures. The plaintiff alleges that the proxy statement was misleading because it failed to disclose that the voting procedures violated the 1940 Act. The relief sought includes an award of damages, rescission of the advisory agreement, and an award of costs and attorney fees.

In advance of filing the complaint, Mr. Halebian’s lawyers made written demand for relief on the Board of the Subject Trust, and the Board’s independent trustees formed a demand review committee to investigate the matters raised in the demand, and subsequently in the complaint, and recommend a course of action to the Board. The committee, after a thorough review, determined that the independent trustees did not breach their fiduciary duties as alleged by Mr. Halebian, and that the action demanded by Mr. Halebian would not be in the best interests of the Subject Trust. The Board of the Subject Trust (the trustee who is an “interested person” of the Subject Trust, within the meaning of the 1940 Act, having recused himself from the matter), after receiving and considering the committee’s report and based upon the findings of the committee, subsequently also determined and, adopting the recommendation of the committee, directed counsel to move to dismiss Mr. Halebian’s complaint. A motion to dismiss was filed on October 23, 2006. Opposition papers were filed on or about December 7, 2006. The complaint was dismissed on July 31, 2007. Mr. Halebian filed an appeal in the U.S. Court of Appeals for the Second Circuit. On December 29, 2009, the U.S. Court of Appeals for the Second Circuit reserved judgment after determining that the propriety of the district court’s dismissal depended upon an unsettled question of Massachusetts state law regarding the statute governing derivative proceedings was better addressed by a Massachusetts court and certified the question to the Massachusetts Supreme Judicial Court. On August 23, 2010, the Massachusetts Supreme Judicial Court answered the certified question, concluding that a derivative action must be dismissed under applicable state law following a corporation’s independent determination, made in good faith and after reasonable inquiry, that maintenance of the derivative proceeding is not in the best interests of the corporation, regardless whether the derivative complaint has been filed before or after the corporation’s rejection of the shareholder’s demand. The answer will be conveyed to the U.S. Court of Appeals for the Second Circuit and the parties await a decision of that Court.

9. Treasury guarantee

The Fund elected to participate in the U.S. Treasury Department’s Temporary Guarantee Program for money market funds (the “Guarantee Program”). Under the Guarantee Program, the U.S. Treasury guaranteed the $1.00 per share value of fund shares outstanding as of September 19, 2008, subject to certain terms and limitations.

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Only shareholders who held shares as of September 19, 2008 were eligible to participate in the guarantee. Those shareholders were able to purchase and redeem shares in their account during the period covered by the Guarantee Program. However, the number of shares covered by the guarantee could not have exceeded the number of shares held by the shareholder at the close of business on September 19, 2008. Thus, to the extent the overall value of a shareholder’s account increased after September 19, 2008, the amount of the increase would not have been covered by the guarantee.

The initial term of the Guarantee Program terminated on December 18, 2008, but was extended by the Treasury Department until April 30, 2009. The Treasury Department had further extended the Guarantee Program through September 18, 2009. The Fund elected to participate in these extensions.

In order to participate in the Guarantee Program during the initial term, the Fund paid a participation fee of 0.01% of the Fund’s net asset value as of September 19, 2008. The fee for participation in each extension was 0.015%. These fees were not covered by any expense cap that was in effect at the time.

The Guarantee Program expired as of the close of business on September 18, 2009.

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